Pricing Supplement No. 9 Dated May 31, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)

                                                                 Rule 424(b)(3)
                                                         Registration Statement
                                                                  No. 333-91953
                               U.S.$12,000,000,000

                            Ford Motor Credit Company

                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $300,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. has agreed to purchase $300,000,000 aggregate principal amount of the Notes at a price of 99.86417% of their principal amount for resale at varying prices related to prevailing market prices determined by Chase Securities Inc. at the time of resale. Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Issue Date:                       June 1, 2000

         Maturity Date:                    June 2, 2003

         Initial Principal Amount:         $300,000,000

         Interest Rate Basis:              LIBOR Telerate having an Index
                                           Maturity of three months plus
                                           27 basis points (0.27%)

         Interest Reset Dates:             On the Issue Date and
                                           thereafter quarterly on the
                                           2nd day of each March, June,
                                           September and December, until
                                           the Notes are paid in full

         Interest Payment Dates:           Quarterly on the 2nd day of each
                                           March, June, September and December,
                                           beginning September 2, 2000, and
                                           at Maturity

         CUSIP No.:                        345402  5C1

         Interest Determination Date:      Two London banking days prior to
                                           each Interest Reset Date

         Reference Agent:                  The Chase Manhattan Bank

                              CHASE SECURITIES INC.